Exhibit (g)(14)

October 1, 2012
Mr. Robert Triano
Vice President
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Re:     Pacific Select Fund (the “Fund”)
Ladies and Gentlemen:
Please be advised that the undersigned Fund has established the Currency Strategies Portfolio, Global Absolute Return Portfolio and Precious Metals Portfolio Portfolios effective October 1, 2012. In accordance with Section 1 of the Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended, by and between the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the new portfolios under the terms of the aforementioned contract.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely, PACIFIC SELECT Fund
By:	/s/ Howard T. Hirakawa
	Name:	Howard T. Hirakawa
	Title:	Vice President, Duly Authorized

By:	/s/ Laurene E. MacElwee
	Name:	Laurene E. MacElwee
	Title:	VP & Assistant Secretary, Duly Authorized

Agreed and Accepted: STATE STREET BANK AND TRUST COMPANY
By:	/s/ Mark Nicholson
	Name:	Mark Nicholson
	Title:	SVP, Duly Authorized